Exhibit 10.8.2
Martha Stewart Living Omnimedia, Inc.
MSO IP Holdings, Inc.
July 7, 2009
Kmart Corporation
c/o Sears Holdings Management Corporation
333 Beverly Road
Hoffman Estates, IL 60179
Attention: Mr. Dev Mukherjee
Re: License Agreement Dated as of June 21, 2001, as amended (the “Kmart License”)
Dear Dev:
Kmart and we are parties to the Kmart License, pursuant to which we previously granted to Kmart certain exclusive and non-exclusive rights for the Term, all as specified therein. The Kmart License expires on January 31, 2010, the end of the Term. This letter confirms and acknowledges our mutual agreement and understanding, as set forth below. Specifically,
1. Notwithstanding anything whatsoever to the contrary (or which may be construed to the contrary) in the Kmart License, Kmart and MSO mutually confirm and agree that:
a. MSO (directly or indirectly, together with our affiliates) may and shall have the right to (and may authorize third parties to) ship for retail and wholesale sale, and offer for sale and sell at wholesale and retail, outdoor and patio furniture and related items bearing or identified by a “Martha Stewart” name and mark (and variations or formatives thereof) (the “Products”) as of January 1, 2010; and
b. MSO may advertise (and authorize others to advertise) the Products anywhere and through any media and to use the Stewart Property in connection therewith, commencing on and as of February 1, 2010.
2. In consideration hereof, there shall be a reduction in the amount of U.S. $1,000,000 in the final Aggregate Shortfall payment due and payable by Kmart for the current, final agreement year of the Term.

3. Except as specifically set forth herein, the Kmart License shall remain in full force and effect in accordance with its terms and conditions. Without limiting the generality of the foregoing, nothing herein shall be construed to limit Kmart’s sell-off rights as are specified in Paragraph IX(3) thereof. All capitalized or defined terms not specifically defined herein shall have the meaning assigned to such terms in the Kmart License.
Please confirm and acknowledge your agreement to the foregoing by counter-signing two copies of this letter agreement, where specified below, and forwarding one copy to us.

Sincerely,

/s/ Robin Marino

President and CEO of Merchandising
Acknowledged, Accepted and Agreed:
Kmart Corporation
By: Sears Holdings Management Corp., its agent

By:	/s/ Dev Mukherjee Title: SVP + President Seasonal + Toys Business Unit
Date: July 13, 2009